STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

January 11, 2011

Job Number: C20110111-1734
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20110019408-66	Amended & Restated Articles	5 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Richard Sifuentes
Certificate Number: C20110111-1734
You may verify this certificate online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775)-684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090501

Filed in the office of	Document Number 20110019408-66
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/11/2011 11:15 AM
	Entity Number C25358-2002

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

China Energy Corporation

2. The articles are: (mark only one box) ☒ Restated ☐ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☒ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☐ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

RESTATED ARTICLES OF INCORPORATION

OF

CHINA ENERGY CORPORATION

1. Name. The name of the Corporation is "China Energy Corporation."

2. Address; Registered Office and Agent. The address of the Corporation's principal place of business in the State of Nevada is 202 South Minnesota Street, Carson City, Nevada, 89703 and its Registered Agent, upon whom process may be served on the Corporation, is United Corporate Services, Inc., 202 South Minnesota Street, Carson City, Nevada, 89703.

3. Purposes. The purpose of the Corporation is to engage in any business that is lawful under the Nevada Revised Statutes.

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: 200,000,000, divided as follows: 5,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"), and 195,000,000 shares of Common Stock, par value of $0.001 per share (the "Common Stock").

(a) Except as otherwise provided by law or by these Articles of Incorporation and subject to the express terms of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of Directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation. Except as otherwise provided by law or by these Articles of Incorporation and subject to the express terms of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation (the "Board). In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

(b) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

(c) Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board, each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolutions of the Board prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting

powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolutions of the Board providing for the issuance of such series Preferred Stock. The Board is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

5. Board of Directors.

(a) Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the By-laws of the Corporation, as amended (the "By-laws"), shall so require, the election of the Directors of the Corporation need not be by written ballot. The total number of Directors constituting the entire Board shall be not less than three nor more than seven, with the then-authorized number of Directors being fixed from time to time by the Board.

(b) Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of Directors shall shorten the term of any incumbent Director.

(c) Removal of Directors. Except for such additional Directors, if any, as are elected by the holders of any series of Preferred Stock, any Director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 50% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

6. Limitation of Liability. To the fullest extent permitted under the Revised Statutes, as amended from time to time, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any act or omission as a Director, provided that this provision shall not eliminate or limit the liability of a Director for any breach of the Director's fiduciary duty to the Corporation or its stockholders, which breach involves intentional misconduct, fraud or a knowing violation of law. If the Nevada Revised Statutes is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

7. Indemnification.

(a) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an "Other Entity"), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7(c), the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

(b) Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

(c) Claims. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, the By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.

(e) Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a Director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

(f) Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g) Other Indemnification and Prepayment of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

8. Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any By-laws whether adopted by them or otherwise. The holders of at least 50% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to adopt new By-laws or to alter, amend or repeal the By-laws.

9. Actions by Written Consent. Any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

10. Special Meetings of the Corporation's Stockholders. Unless otherwise provided by applicable law, a special meeting of the Corporation's stockholders may be called only by (a) the Corporation's Chairman of the Board; or (b) a majority of the members of the Board, and may not be called by any other person or persons.

11. Business Combinations Act. The Corporation hereby elects not to be governed by the provisions of Sections 78.411-78.444 of the Revised Statutes.

CERTIFICATE OF OFFICER

The undersigned officer of China Energy Corporation under the provision of Chapter 78 of the Nevada Revised Statutes, does hereby certify as follows:

(1) These Restated Articles of Incorporation have been duly adopted in accordance with Section 78.403 of Chapter 78 of the Nevada Revised Statutes, as amended.

(2) The undersigned has been authorized to sign these Restated Articles of Incorporation by resolution of the board of directors of the Corporation adopted on October 21, 2010.

Name: Yuan Gong
Title: Chief Financial Officer